Exhibit 99.1

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Matt Messinger (773) 864-6850

BALLY TOTAL FITNESS REVISES POTENTIAL GROWTH INDICATION FOR 2006;
PROVIDES INFORMATION ON STRATEGIC ALTERNATIVES PROCESS;
EXPECTS TO FILE SECOND QUARTER FORM 10-Q
PRIOR TO INITIAL WAIVER DEADLINE
CHICAGO — August 11, 2006 — Bally Total Fitness Holding Corporation (NYSE: BFT) reported today that due in substantial part to continued softness in member joins compared to prior periods, the Company’s prior indication as to potential growth in “cash contribution” in 2006 versus 2005 will not be achieved. The Company anticipates the amount for 2006 will be 10 to 20% lower than the $120 million cash contribution previously disclosed for 2005. However, the Company continues to anticipate that its cash flow and availability under its senior secured credit facility will be sufficient to meet its liquidity needs for working capital and other cash requirements through the first quarter of 2007. The 2005 cash contribution is reconciled to operating income at the end of this press release.
Bally Total Fitness also stated that its previously announced process to evaluate strategic alternatives, which had focused on a sale or merger of the Company, is now expected to focus on exploring other financing alternatives, such as a recapitalization, private placement, underwritten rights offering or other corporate restructuring. In light of the developments noted above, and the fact that its discussions with potential interested parties have not to date resulted in any proposal, agreement or transaction involving a sale or merger of the Company, the Strategic Alternatives Committee of Bally Total Fitness has determined, after consultation with its outside financial advisors, that other alternatives should now be pursued.
Bally Total Fitness cautions that there can be no assurance as to the outcome of the strategic alternatives process, and Bally does not undertake any obligation to provide further updates.
Bally also announced that while the Company will not be filing its Quarterly Report on Form 10-Q for the three months ended June 30, 2006 in a timely manner, it expects to file that report before the September 11, 2006 expiration of the initial waiver period previously obtained from the Company’s senior bank lenders and bondholders. On August 10, 2006, the Company filed a Form 12b-25 pertaining to this delay in filing the second quarter Form 10-Q.
About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with approximately 390 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Cash contribution is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. The Company uses cash contribution as a supplemental measure of operating performance and believes it is a useful measure for management and investors for analytical purposes in evaluating cash generated by business operations. We calculate cash contribution by adjusting operating income to eliminate depreciation and amortization, and to adjust for the items set forth in the reconciliation at the end of this release which are not indicative of our on-going operations as considered by management for internal review purposes.
Cash contribution has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results or cash flow from operations as reported under GAAP. Some of these limitations are: (i) it does not reflect our cash expenditures for contractual commitments; (ii) it does not reflect the cost of our non-cash stock-based compensation which is a regular part of our employee compensation strategy; (iii) it does not reflect changes in, or cash requirements for, our working capital; (iv) it does not take into account certain items which are recurring in nature; (v) it does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness; (vi) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and our non-GAAP measure does not reflect cash requirements for such replacements or the related expense; (vii) it does not reflect the impact of earnings or charges resulting from the significant costs we have incurred and are likely to continue to incur in audit, legal and professional fees; and (viii) other companies, including other companies in our industry, may calculate these measures differently than we do, limiting their usefulness as a comparative measure.
Because of these limitations, cash contribution should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or reduce our indebtedness. You are encouraged to evaluate each adjustment and whether you consider it appropriate. We compensate for these limitations by relying primarily on our GAAP results.
Forward looking statements in this release including, without limitation, statements relating to the Company’s or the Strategic Alternatives Committee’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the SEC and Department of Justice investigations; the disclosure by the Company’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; competition; success of operating initiatives, advertising and promotional efforts; the outcome of the Company’s exploration of strategic alternatives, for which it has engaged J.P. Morgan Securities Inc. and The Blackstone Group L.P.; existence of adverse publicity or litigation (including various shareholder litigations and associated insurance rescission actions) and the outcome thereof and the costs and expenses associated therewith; acceptance of new product and service offerings; changes in business strategy or plans; availability, terms and development of capital; business abilities and judgment of personnel; general economic and business conditions; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; ability to satisfy long-term obligations as they become due; ability to maintain existing or obtain new sources of financing, on acceptable terms or at all, to satisfy the Company’s cash needs and obligations; changes in terms or other requirements by vendors; unexpected capital requirements; the amount of cash contribution, including unexpected variability or recurrence of expenses or income included as adjustments, such as audit, legal and other professional fees, insurance proceeds, stock based compensation and other restructuring charges, as well as management’s judgment as to each of these other adjustment amounts; and other factors described in filings of the Company with the SEC.

Year ended
Cash Contribution Reconciliation for year-ended December 31, 2005 ($Millions)	December 31, 2005
Operating Income	$75.7
Depreciation and amortization	62.6

138.3
Asset impairment charges	10.1
Impairment of goodwill and other intangibles	1.2

149.6

Equipment write-off	4.6
Stock based compensation	4.9
Insurance reserves	3.5
Higher expenses for audit, legal and other professional fees	16.1
Insurance proceeds	(7.3)
Cash based rent over GAAP rent	(11.7)
Change in deferred revenue	(34.8)
Crunch Fitness contribution	(4.9)

Cash Contribution	$120.0